UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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May 10, 2013

Dear Shareholder -

We are the Presiding Director and the Chairman of the Corporate Governance & Nominating Committee, respectively, of the Board of Directors of JPMorgan Chase & Co. We write in response to the recommendations of proxy advisory consultants Institutional Shareholder Services (“ISS”) and Glass Lewis, as well as advocacy from organizations American Federation of State and County Municipal Employees (“AFSCME”), Change to Win and others, regarding (1) the re-election of members of the Board of Directors of the Company; and (2) the overall governance structure of the Board. In short:

1.
We strongly endorse the re-election of all our Directors, including the members of the Board's Risk Policy Committee and the Board's Audit Committee. These Directors have extensive, diverse and accomplished business backgrounds, including leadership of large, complex, global organizations, experience in audit and finance matters, investment and risk management, legal and regulatory issues, and public company board service. It is under their stewardship that the Company has achieved record earnings for three straight years and successfully weathered a number of significant challenges.

2.
We recommend against the proposal to amend the Company's bylaws to require separating the Chairman and CEO positions. We firmly believe it is important to retain the flexibility to adopt the most effective leadership structure, as facts and circumstances warrant. It is the Board's considered and unanimous view that the current governance structure, with Jamie Dimon serving as both Chairman and CEO, and an independent, strong, and active Presiding Director function that meets the ISS and Glass Lewis “standards,” is working effectively and has served the Company exceptionally well. Our current structure provides the balance good corporate governance seeks to achieve and it would be a mistake to change it now.

We believe that a vote against our current Directors or a vote to permanently separate the Chairman and CEO positions could be disruptive to the Company and is not in shareholders' best interests.

The Company's recent and long-term financial performance has been very strong on a relative and absolute basis

The proxy advisory consultants and others have focused their attention (we believe, too narrowly) on the losses suffered in our Chief Investment Office's Synthetic Credit Portfolio in 2012. And while the Board views those losses as a very serious matter, it also believes that the lens through which management's and the Board's performance is assessed should be significantly wider. Thus, we start with a brief summary of the long-term performance of the Company through the cycle.

During Mr. Dimon's tenure, and largely with the current Board in place, our stock has outperformed the industry averages and most other financial services companies, and we have achieved a top-two leadership position in each of our lines of business. Our financial performance includes:

•	Record earnings and 15% return on tangible common equity every year for the last three years.

•	No quarterly net loss during Mr. Dimon's tenure, including throughout the financial crisis and despite the losses in CIO.

•	Over the last five years, an annual 7% compound growth rate in book value per share, and an annual 12% compound growth rate in tangible book value per share.

•	Over a one-year and five-year period, outperformance of the S&P 500, S&P Financial and BKX indices.

•
Achievement of #1 rankings in customer satisfaction for large banks, ATMs, total U.S. payments volumes, global Investment Bank fees and markets revenues share; and #2 rankings in branches and mortgage originations.

•	From the end of 2006 through the end of 2012, adding $79 billion to the Company's Tier 1 capital and over $80 billion to its tangible book value, while continuing to invest in our businesses.

We highlight the performance of the Company not to diminish the events of last year or the lessons learned from them, but to provide important context in connection with the performance of the Board and its current governance structure.  The strength, size, earnings power and market share of the Company today are a result of the Board and management working to grow and improve the Company over the long-term.

We have much work to do, including improving the Company's controls and compliance framework. But the Board is committed and the Company is well-positioned to get that work done, and to make the necessary investments in our risk, credit, and control and operations staffs and to change systems, reporting and practices to meet all new regulatory requirements and prevent the sorts of problems that have resulted in Consent Orders or other regulatory actions.

We recommend that shareholders vote in favor of each Director nominee

All of our directors have deep experience in public company governance and with JPMorgan Chase in particular.  They are essentially the same directors who helped the Company navigate through the financial crisis, as well as our acquisitions and integrations of Bear Stearns and the assets and certain liabilities of Washington Mutual. That our Board's membership has been relatively stable when compared to the wholesale changes made by companies that suffered near-catastrophic losses and severe capital and liquidity events during the financial crisis is a testament to the work of an engaged, proactive JPMorgan Chase Board, in close collaboration with the Company's management. Moreover, in the last two years, we have strengthened and enhanced our Board with the additions of James A. Bell, who has brought with him a wealth of financial and accounting expertise, as the former CFO of The Boeing Company, and Timothy P. Flynn, the former Chairman and CEO of KPMG LLP, who has extensive risk and audit expertise.

Members of the Risk Policy Committee

We strongly endorse Directors David M. Cote, James S. Crown and Ellen V. Futter. They have worked diligently and successfully on behalf of JPMorgan Chase's shareholders, and all have accomplished backgrounds.

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Mr. Cote is Chairman and CEO of Honeywell International Inc. Prior to joining Honeywell, he served as Chairman, President and CEO of TRW Inc., and before that, spent 25 years with General Electric. He was named by President Obama to serve on the bipartisan National Commission on Fiscal Responsibility and Reform in 2010. While at General Electric, Mr. Cote served as a director of GE Capital, a leading financial services company that engages in complex financing and securities transactions.

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Mr. Crown is the President of Henry Crown and Company (“HCC”), one of the largest privately-owned companies in the U.S. HCC invests in public and private securities, and owns U.S. and international commercial real estate (including such assets as Rockefeller Center in New York) and numerous manufacturing and operating companies. His responsibilities include the oversight of complex transactions, including derivatives and hedging strategies. Mr. Crown has served as Non-Executive Chairman of Sara Lee Corporation - where he previously chaired each of the Audit and Finance Committees - and is currently lead director and a member of the Audit and Compensation Committees of General Dynamics Corporation. He has also served as the Chairman of the Board of the University of Chicago. Early in his career, Mr. Crown worked on Wall Street, where he gained experience in corporate finance, capital markets services and new product development.

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Ms. Futter has been President of the American Museum of Natural History since 1993, prior to which she served as President of Barnard College. She began her career as a corporate lawyer. Ms. Futter has been a director of the Federal Reserve Bank of New York, where she also served as its Chairman. She has also served as a director of a number of public companies, including currently, Consolidated Edison, Inc., as well as previously American International Group and Viacom.

The proxy advisory consultants have recommended against the re-election of these members of the Risk Policy Committee because of the losses suffered in CIO's Synthetic Credit Portfolio. We believe this opposition is misplaced and relies on inferences and conclusions at odds with the extensive review by the independent Review Committee of the Board on which we both served.

First, the events surrounding the CIO losses were unique and idiosyncratic. They are not representative of the quality of the Company's risk management processes or culture. Indeed, one of the principal causes of the losses in the Synthetic Credit Portfolio was the failure to apply the same processes and disciplines in CIO that the Company has in place for its client-facing businesses. We do not believe that one can fairly extrapolate from the losses in CIO a broad condemnation of the Risk Policy Committee's work or the Company's otherwise successful approach to risk matters. It is telling, in this regard, that in the year when those losses arose, the Company still produced record earnings, grew its tangible book value per share by 15% and increased its tangible common equity by 16%.

Second, contrary to the implications of the proxy advisory consultants, for most of its history, the Synthetic Credit Portfolio was an effective offset to the Company's significant credit exposure and acted as a buffer against adverse credit scenarios. There was no reason for the Risk Policy Committee to have anticipated the far riskier strategy undertaken by CIO during the first quarter of 2012.

Third, while the risk profile of the Synthetic Credit Portfolio changed dramatically during the first quarter of 2012, that information was apparently not fully understood even by those responsible for its construction and not brought to the attention of the Risk Policy Committee. Nor was it appreciated by a number of the Company's experienced risk and other professionals with close proximity, subject-matter expertise and direct responsibility for oversight of CIO and for escalation of significant matters to the Risk Policy Committee. ISS, Glass Lewis and others have incorrectly and unfairly characterized management's mistakes as a failure by the Risk Policy Committee.

It is for these reasons, among others, that the Review Committee concluded that the Risk Policy Committee appropriately discharged its duties and was not responsible for the losses in the Synthetic Credit Portfolio.

This is not to suggest that there is no room (or no need) to improve. Since last year, the Board, the Risk Policy Committee and management have completed or begun the implementation of a number of enhancements. These include better reporting from management to the Risk Policy Committee, clarification of the role and responsibilities of the Firm's Chief Risk Officer, and greater use by the Risk Policy Committee of outside advisors with specialized risk expertise. Moreover, ISS's contention that the Risk Policy Committee failed to ensure that the Company made any enhancements to the Company's risk management framework in the several years prior to the events in CIO is flatly wrong. In recent years, for example, the Risk Policy Committee has:

•	Approved the Company's Risk Appetite Policy and policies designated by the Risk Policy Committee as Global Primary Risk Policies.

•	Overseen the enhancement of Market Risk Stress testing.

•	Overseen an enhanced Liquidity Risk Stress framework.

•	Overseen the centralization of Consumer Risk Management with the appointment of a single Consumer Chief Risk Officer.

•	Overseen substantial increases in staffing levels and technology spending for firmwide risk.

•	Substantially amended its charter in July 2011 (and did so again in March 2013).

Finally, the Board also has added Mr. Flynn to the Risk Policy Committee. Mr. Flynn's experience as the former Chairman and CEO of KPMG LLP, as well as his prior experience at KPMG as Vice Chairman, Audit and Risk Advisory Services, will serve the Company well.

We are confident that, as presently constituted, the Risk Policy Committee has the requisite experience, knowledge, judgment and dedication to oversee the risk management processes at the Company. Accordingly, we recommend that shareholders vote for each member of the Risk Policy Committee.

Members of the Audit Committee

We strongly endorse Directors Laban P. Jackson, Jr., James A. Bell and Crandall C. Bowles. They all have significant relevant experience, including in the management of large, complex organizations.

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Mr. Bell served as a senior executive officer (including Corporate President and CFO) and Interim CEO at The Boeing Company until his retirement in 2012. He was directly involved in and responsible for supervising Boeing's financial and risk management functions. We would also note that Mr. Bell did not join our Company's Board until late 2011.

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Ms. Bowles is Chairman of Springs Industries, Inc., having also served as Chief Executive Officer. Ms. Bowles has extensive experience managing large, complex business organizations at Springs Industries, Inc. and Springs Global Participacoes S.A., a textile home furnishings company based in Brazil, where she was Co-Chairman and Co-CEO in 2006-2007. Ms. Bowles also serves or has served on the boards of other public and not-for-profit companies, including another large bank holding company in the 1990s.

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Mr. Jackson is Chairman of Clear Creek Properties, Inc., a real estate development company. He is a director of J.P. Morgan Securities plc and of JPMorgan Chase Bank, N.A., wholly-owned subsidiaries of the Company, and a key representative of the Company in meetings with regulatory authorities around the world. Through his current and prior service on other public company boards, as well as on the board of the Federal Reserve Bank of Cleveland, he has dealt with a wide range of issues that are important to the Firm's businesses. Mr. Jackson was named an Outstanding Director of the Year in 2012 by the FT Outstanding Directors Exchange.

Glass Lewis' recommendation regarding the members of the Audit Committee is based principally on the unfounded assertion that the Committee should have uncovered certain material weaknesses in the CIO Finance and Valuation Control functions.  The weaknesses that were identified, however, were determined to relate only to deficiencies in the operation of the Company's internal controls over financial reporting, not to deficiencies in their design.  The Company's review of CIO's Finance and Valuation Control functions determined that the valuation process had in fact been properly designed.

Importantly, the material weakness that existed in the Firm's internal control over financial reporting at March 31, 2012 (it has since been remediated), did not exist in prior periods, and was not the basis for the separate determination that the Firm needed to restate its financial statements for the first quarter of 2012.  That determination was reached when the Company lost confidence that the traders' marks used to prepare the Company's reported first quarter results reflected good faith estimates of fair value - as a result of information that came to light only after the Company's counsel listened to tapes and interviewed traders in June 2012. The basis for the restatement was not detected by the Company's internal or external auditors and was certainly virtually impossible for any Audit Committee member to detect.

We have an exceptionally dedicated and strong Audit Committee. We recommend that shareholders vote in favor of re-election of each of its members.

We recommend that shareholders vote against the proposal to require that the Company permanently split the Chairman and CEO roles

As a governance matter, an inflexible approach to the question of whether one person can serve as both Chairman and CEO is not the right answer. These decisions should not be mechanical; they should be contextual and based on the particular composition of the board, the particular CEO and the facts and circumstances at the time. We do not come at the question with a predisposed view, as we believe it is important to be able to change our leadership model to address the needs and interests of the Company as they change. In fact, we have split the roles when appropriate in the past - most recently when Mr. Dimon first became CEO of JPMorgan Chase and William Harrison was Chairman of the Board and, earlier, when Mr. Harrison first became CEO and Douglas (Sandy) Warner was Chairman of the Board.

It bears mention that there is little evidentiary support for the proposition that a split of the Chairman and CEO positions is in all cases good for company performance and beneficial to shareholders. Recent research by Professors Mathew Samadeni and Ryan Krause of the University of Indiana found that the performance of financially successful firms was actually hurt when they separated the Chairman and CEO roles. And aside from financial performance, as Professor Jeffrey Sonnenfeld of Yale University recently pointed out, “some of [the] biggest . . . scandals in U.S. corporate history, ranging from Enron to WorldCom . . . already had . . . separate [Chairman and CEO] roles in place . . . before collapsing in criminal fraud.”

In any event, we believe that our current Board makeup (with every director other than Mr. Dimon being independent) and strong Presiding Director function provide appropriate accountability to our shareholders and counterbalance to the combined CEO/Chair role. Even ISS recognizes that we have “a lead independent director with clearly delineated duties, a two-third[s] independent board [90.91% independent], [and] established governance principles.” Our Presiding Director possesses the authority and duties that ISS, Glass Lewis and other proxy advisory consultants regularly applaud. The Presiding Director:

◦	Presides at any meeting of the Board at which the Chairman is not present and at all executive sessions of independent directors.

◦	May call meetings of independent directors.

◦	Approves Board meeting agendas and schedules for each Board meeting, and may add agenda items.

◦	Approves Board meeting materials for distribution to and consideration by the Board.

◦	Facilitates communication between the Chairman and CEO and independent directors.

◦	Is available for consultation and communication with major shareholders where appropriate.

The Board is highly functioning, engaged and empowered. It meets with members of the Company's Operating Committee and other members of Company management at every regularly scheduled Board meeting, as well as at more informal meetings. The Board meets in executive session (without Mr. Dimon or other management) at every regularly scheduled Board meeting. In addition, the Presiding Director meets privately with Mr. Dimon following every Board meeting.

The strength and independence of the Board's oversight is well demonstrated by the actions taken following the events in CIO. It established the independent Review Committee, which engaged independent counsel and conducted its own work (your directors participated personally in nearly two dozen interviews) and oversaw the work of the Management Task Force. The Board ensured that those directly responsible for the losses incurred over $100 million in compensation clawbacks, and are no longer with the Company.  It also held senior management accountable: even though the Company achieved record earnings in 2012, the Board cut Mr. Dimon's compensation in half. Moreover, as outlined in the Review Committee and Management Task Force reports published in January 2013, under the Board's oversight the Company has made and is making many improvements to our risk management processes and procedures.  The Board and management are committed to continuing to do the work necessary to complete all needed improvements identified by our regulators, and by the Board and management reviews.

The Board takes the concerns raised by shareholders very seriously. The Board has carefully considered the subject, and continues to do so, but believes at this time and under these circumstances, the most effective structure for the Company is to have Mr. Dimon serving as both Chairman and CEO.

* * *

We strongly recommend that shareholders vote for the re-election of the Company's current Directors, and vote against the proposal to require that the Company split the Chairman and CEO roles.

Sincerely,

Lee R. Raymond
Presiding Director
William C. Weldon
Chairman, Corporate Governance & Nominating Committee